Exhibit 3(i)
                              ARTICLES OF AMENDMENT
                                     TO THE
                          ARTICLES OF INCORPORATION OF
                      GENESIS CAPITAL CORPORATION OF NEVADA

         Pursuant to Section 78.320 of the Nevada Revised Statutes, the undersigned person, desiring to amend the Articles of Incorporation of Genesis Capital Corporation of Nevada, under the laws of the State of Nevada, do hereby sign, verify and deliver to the Office of the Secretary of State of the State of Nevada this Amendment to the Articles of Incorporation for the above- named company (hereinafter referred to as the "Corporation").

         Pursuant to the provisions of Section 78.320, the amendment contained herein was duly approved and adopted by a majority of shareholders and by the board of directors of the Corporation.

         FIRST, The Articles of Incorporation of the Corporation were first filed and approved by the Office of the Secretary of State of the State of Nevada on December 22, 1998.

         SECOND, the following amendment increasing the authorized common stock from 50,000,000 to 500,000,000 shares was adopted by 1,382,246 shares or 59% of the 2,325,666 issued and outstanding shares of common and preferred stock entitled to approve such amendment.

         THIRD. Article III of the Articles of Incorporation of the Corporation is amended and stated in its entirety to read as follows:

" The stock of the corporation is divided into two classes: (1) Common Stock in the amount of five hundred million ( 500,000,000) shares having par value of $ $0.001 each; and (2) Preferred Stock in the amount of ten million (10,000,000) shares having a par value of $0.001 each. The Board of Directors shall have the authority, by resolution or resolutions, (1) to divide the Preferred Stock into more than one class of stock or more than one series of any class; (2) to establish and fix the distinguishing designations of each such series and the number of shares thereof, whose number, by the like action of the Board of Directors, from time to time thereafter, may be increased, except when otherwise provided by the Board of Directors in creating such series, or may be decreased, but not below the number of shares thereof then outstanding; and (3) within the limitations of applicable law of the State of Nevada or as otherwise set forth in this Articled, to fix and determine the relative voting powers, designations, preferences, limitations, restrictions and relative rights of the various classes of stock or series thereof and the qualifications, limitations or restrictions on such rights of each series so established prior to the issuance thereof. There shall be no cumulative voting by shareholders.

DATED this 17th day of September, 2001
/s/      Jerry Conditt
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Jerry Conditt, Vice-President and Director